Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Matinas BioPharma Holdings, Inc. on Form S-3 to be filed on or about June 9, 2023 of our report dated March 15, 2023, on our audits of the consolidated financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 15, 2023. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

June 9, 2023